Exhibit 99.1

Real Goods Solar appoints Kam Mofid Chief Executive Officer

Boulder, CO, July 30, 2012 Real Goods Solar Inc. (Nasdaq RSOL) the oldest and one of the largest solar energy companies in the country, announced that Kam Mofid has joined the Company as CEO. The Company’s previous CEO Bill Yearsley has decided to leave the organization to pursue other interests. He will be assisting in the transition.

Mofid brings to Real Goods a wealth of knowledge and experience in the solar industry. Most recently Mofid was General Manager of Global Residential and Light Commercial Systems at SunEdison. Prior to this role, he was President of Mainstream Energy, the parent company of REC Solar and AEE Solar where under his leadership the company achieved substantial growth and improvements. Prior to his entry into the solar sector, Mofid served as President of Teleflex Power Systems, and at Pratt & Whitney, a United Technologies Company, as Director of Materials and Logistics. In the earlier part of his career, Mofid held engineering and operations management positions at General Motors. Mofid holds M.Sc. degree from Georgia Institute of Technology’s School of Industrial & Systems Engineering.

“Everyone on the Board is very pleased to have Kam join us and lead the charge to continue to make Real Goods Solar a premiere brand and a world-class player in the industry” said Jirka Rysavy, Chairman of Real Goods Solar. “We would also like to thank Bill Yearsley for his contributions and we wish him success in the future.”

“We are in a very exciting and pivotal period in the solar sector marked by great growth opportunities as well as challenges that require transformational strategies and efforts to achieve scale profitably” commented Mofid. “Real Goods Solar has been a pioneer in solar since 1978; I am honored to join this team of dedicated solar professionals and to lead the company in its journey to become the industry benchmark for excellence and superior customer experience.”

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential and commercial solar energy EPC provider, having installed over 13,000 solar systems. Real Goods Solar offers turnkey solar energy services and has 34 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. With 15 offices in California, Colorado and the Northeast, Real Goods Solar is one of the largest residential and commercial solar providers in the country. For more information about Real Goods Solar, please visit RealGoodsSolar.com, or call (888) 507-2561.